Exhibit 23(h)(1)(c)

FORM OF

ADMINISTRATION AGREEMENT

SCHEDULE C

Fee Schedule

Approved as of July 28, 2006

Amended and Restated as of September 29, 2006

Name of Fund	Commencement Date

Administration Fee

The fees will be based on the average
daily net assets of the Funds for which
the Administrator provides
administrative services, calculated as
described in Section 7 of the foregoing
Agreement.

AARP Conservative Fund	January 3, 2006	0.035%
AARP Moderate Fund	January 3, 2006	0.035%
AARP Aggressive Fund	January 3, 2006	0.035%
AARP Money Market Fund	July 3, 2006	0.035%
AARP Income Fund	September 29, 2006	0.035%

AARP FUNDS		AARP FINANCIAL INCORPORATED

By:		By:
Name:	Nancy M. Smith	Name:	Larry C. Renfro
Title:	Secretary	Title:	President
Date:	___________________	Date:	___________________